EXHIBIT 23.1

Consent of Independent Registered Public Accounting Firm

We hereby consent to the incorporation by reference in this Annual Report on Form 10-K of Superior Uniform Group, Inc. and Subsidiaries for the year ended December 31, 2017, of our reports dated February 22, 2018, included in its Registration Statement on Forms S-8 (File No. 333-105906 and File No. 333-188944) related to the financial statements as of December 31, 2017 and December 31, 2016 and for the three-year period ended December 31, 2017, and internal controls for the year ended December 31, 2017.

/s/ Mayer Hoffman McCann P.C.

Clearwater, Florida

February 22, 2018